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EXHIBIT 3.09

                          ARTICLES OF AMENDMENT
                    TO ARTICLES OF INCORPORATION OF
                  FAMILY STEAK HOUSES OF FLORIDA, INC.
                      Florida Document No:  H77974

     FAMILY STEAK HOUSES OF FLORIDA, INC., pursuant to Section
607.1006, Florida Statutes, does hereby file the following
Articles of Amendment and state:

     1.     That the name of the corporation is FAMILY STEAK
HOUSES OF FLORIDA, INC. (the "Corporation").

     2. That Article IV(A) of the Articles of Incorporation of the Corporation, is hereby amended to read as follows:

                          ARTICLE IV

          A. Common Stock. Eight Million (8,000,000) shares of Common Stock having a par value of one cent ($.01) per share. The whole or part of the common Stock of this corporation shall be payable in lawful money of the United States of America, or in property, labor or services at a just valuation to be fixed by the Board of Directors.

     3. That text of Article V of the Articles of Incorporation of the Corporation be deleted and replaced with the words "Intentionally Deleted."

     4. That Article IX of the Articles of Incorporation of the Corporation is hereby amended to read as follows:

     The Corporation reserves the right to amend, alter, change or repeal any provision contained in these Articles of Incorporation, in the manner now or hereafter prescribed by the laws of the State of Florida, and all rights conferred upon shareholders herein are granted subject to this reservation.

     5. That the foregoing amendment was approved by a majority of the outstanding shares of the Corporation's common stock entitled to vote on this amendment at a regular meeting of shareholders held on June 6, 2002, and the number of votes cast was sufficient for approval.

     6. The effective date of this amendment shall be the date of filing of these Articles of Amendment.

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IN WITNESS WHEREOF, the undersigned Chief Financial Officer of this corporation has executed these Articles of Amendment on the ____ day of July, 2002.

                    FAMILY STEAK HOUSES OF FLORIDA, INC.


                    By:
                       Edward B. Alexander
                       Executive Vice President and
                       Chief Financial Officer

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